Exhibit 15.1

November 25, 2014

Aflac Incorporated
Columbus, Georgia

Re: Registration Statement on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports, incorporated by reference, dated May 2, 2014, August 5, 2014, and November 4, 2014, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933, as amended (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Atlanta, Georgia